                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              GUIDANT CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                                [GUIDANT LOGO]

                              Guidant Corporation
                        111 Monument Circle, 29th Floor
                       Indianapolis, Indiana 46204-5129

                                          March 30, 1999

Dear Shareholder:

  It is our pleasure to extend to you a cordial invitation to attend the 1999 Annual Meeting of Shareholders of Guidant Corporation on Monday, May 17, 1999. The meeting will be held at the Hilbert Circle Theatre, 45 Monument Circle, Indianapolis, Indiana, at 10:00 a.m. (local time). Please complete and return the enclosed Request for Admittance Card as soon as possible if you plan to attend the meeting. An admittance card will be sent to shareholders who return the reply card.

  Your vote on these matters is very important. We urge you to sign, date and return the enclosed proxy card in the envelope provided in order to be certain your shares are represented at the meeting, even if you plan to attend the meeting.

  The Notice of Annual Meeting of Shareholders and the Proxy Statement accompanying this letter describe the business we will consider at the meeting.

  We look forward to seeing you at the meeting in Indianapolis.

James M. Cornelius                        Ronald W. Dollens
Chairman of the Board of Directors        President and Chief Executive
                                          Officer

                              GUIDANT CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 May 17, 1999

                               ----------------

  The Annual Meeting of Shareholders of Guidant Corporation will be held at the Hilbert Circle Theatre, 45 Monument Circle, Indianapolis, Indiana, on Monday, May 17, 1999, at 10:00 a.m. (local time), for the following purposes:

  1. To elect four directors of the Company, each for a three-year term;

  2. To consider and act upon a proposed amendment to the Amended and Restated Articles of Incorporation of the Company to increase the authorized number of shares of the Company's common stock from 500,000,000 to 1,000,000,000;

  3. To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the year 1999; and

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Holders of common stock of record at the close of business on March 8, 1999 are entitled to notice of and to vote at the Annual Meeting. If you plan to attend the meeting, please complete the enclosed Request for Admittance Card and return it to the Company. An admittance card will be mailed to you.

                                          By order of the Board of Directors,

                                               Bruce J Barclay
                                                  Secretary

March 30, 1999
Indianapolis, Indiana

-------------------------------------------------------------------------------

Your vote is important. If you do not expect to attend the Annual Meeting, or if you do plan to attend but wish to vote by proxy, please date, sign and promptly mail the enclosed proxy in the return envelope provided.

Directions to the Hilbert Circle Theatre and information concerning parking will be sent to shareholders who request an admittance card.

                              GUIDANT CORPORATION

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS

                                 May 17, 1999

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Guidant Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held on Monday, May 17, 1999, and at any adjournment thereof.

  The accompanying proxy may be revoked at any time before it is exercised by giving a later proxy, notifying the Secretary of the Company in writing or voting in person at the Annual Meeting.

  At the close of business on March 8, 1999, the record date for the Annual Meeting, there were outstanding and entitled to vote 301,927,483 shares of common stock of the Company. Each shareholder is entitled to one vote for each such share held of record on that date on all matters that are properly presented for action at the Annual Meeting. The Company has no other outstanding voting securities.

  A copy of the Company's Annual Report to Shareholders, including financial statements and a description of the Company's operations for the year 1998, is being mailed to each shareholder along with this Proxy Statement. The Company's Annual Report to Shareholders is not incorporated by reference in this Proxy Statement.

  The principal executive offices of the Company are located at 111 Monument Circle, 29th Floor, Indianapolis, Indiana 46204-5129. The approximate mailing date of this Proxy Statement and the accompanying proxy will be March 30, 1999.


                           1. ELECTION OF DIRECTORS

Nominees for Election

  The shareholders are requested to vote for four nominees for directors whose terms expire at this Annual Meeting. The nominees whose terms expire at this Annual Meeting are Mr. J.B. King, Ms. Susan B. King, Mr. J. Kevin Moore and Dr. Ruedi E. Wager. Mr. King has been a director since the formation of the Company in 1994. Ms. King was initially elected by the Board of Directors as a director in 1996. Mr. Moore and Dr. Wager were initially elected by the Board of Directors as directors in 1995.

  Under the Company's Amended and Restated Articles of Incorporation, the members of the Board of Directors are divided into three classes as nearly equal in number as possible with approximately one-third of the directors standing for election each year for three-year terms. The terms of four of the present directors will expire at the 1999 Annual Meeting. Mr. Michael Grobstein was initially elected by the Board of Directors in February, 1999 to become a director effective May 1, 1999. Mr. Grobstein's term will expire at the 2000 Annual Meeting so that there are four directors in each of the three classes. The other directors listed below will continue to serve in their positions for the remainder of their terms.

  Directors will be elected by a plurality of the votes cast. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the four nominees in the absence of instructions to the contrary. Abstentions, broker non-votes, and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

  In the event any nominee for director declines or is unable to serve, it is intended either that the persons designated as proxies will vote for a substitute who will be designated by the Board of Directors or that the authorized number of directors will be reduced accordingly by the Board. The Board expects that each nominee will be available for election.

  The Board of Directors recommends that the shareholders vote FOR electing the nominees.

                                                                            Served
                                                                              as
                                   Position with the Company               Director
          Name                      or Principal Occupation            Age   from
          ----           --------------------------------------------- --- --------

Nominees for director
 for three-year terms
 ending in 2002:

J. B. King.............. Vice President and General Counsel             69   1994
                          of the Company

Susan B. King........... Leader in Residence and Chair of the Board     58   1996
                          of Advisors for the Hart Leadership Program,
                          Duke University

J. Kevin Moore.......... Senior Vice President and Chief                44   1995
                          Operating Officer,
                          Carolinas Medical Center

Ruedi E. Wager, Ph.D.... Chief Executive Officer, Centeon L.L.C.        55   1995

Directors continuing in
 office until 2000:

James M. Cornelius...... Chairman of the Board of Directors             55   1994
                          of the Company

Michael Grobstein....... Retired Vice Chairman, Ernst & Young           56   1999

Mark Novitch, M.D....... Adjunct Professor of Health Care Sciences,     66   1995
                          George Washington University
                          Medical Center

Eugene L. Step.......... Retired Board member, Executive Vice           70   1995
                          President and President of the
                          Pharmaceutical Division,
                          Eli Lilly and Company

Directors continuing in
 office until 2001:

Kim B. Clark, Ph.D...... Dean of the Faculty and Harry E. Figgie, Jr.   50   1998
                          Professor of Business Administration for
                          Harvard Business School

Maurice A. Cox, Jr...... President and Chief Executive Officer,         48   1995
                          The Ohio Partners, LLC

Ronald W. Dollens....... President and Chief Executive Officer          52   1994
                          of the Company

Enrique C. Falla........ Director and Senior Consultant,                59   1995
                          The Dow Chemical Company

  A brief summary of the recent business and professional experience of each nominee and director continuing in office is set forth below.


Kim B. Clark, Ph.D.

     [PHOTO] Dr. Clark is Dean of the Faculty and the Harry E. Figgie, Jr. Professor of Business Administration for Harvard Business School. Dr. Clark has been a member of the Harvard faculty since 1978. Dr. Clark was a Member of the Committee on High Technology Ceramics in Japan, National Materials Advisory Board, National Academy of Engineering, in 1983. He was also the Rapporteur for the Automobile Panel, Committee on International Trade and Technology, National Academy of Engineering from 1980-1982. He is also a director of Tower Automotive, Inc. and Fleet Financial Group.


James M. Cornelius

     [PHOTO] Mr. Cornelius is Chairman of the Board of Directors and a Director of the Company. Previously, he was Vice President, Finance and Chief Financial Officer of Eli Lilly and Company ("Lilly") from 1983 until his retirement in October 1995 and was a Director for Lilly. Mr. Cornelius has served as Treasurer of Lilly and as President of IVAC Corporation, a former Lilly medical device subsidiary. He joined Lilly in 1967. Mr. Cornelius is a director of American United Life Insurance Company, Chubb Corporation, Lilly Industries, Inc., and the National Bank of Indianapolis. Mr. Cornelius also serves as a Trustee of the University of Indianapolis and the Indianapolis Museum of Art.


Maurice A. Cox, Jr.

     [PHOTO] Mr. Cox is President and Chief Executive Officer of The Ohio Partners, LLC (a venture capital company), a position he has held since July 1995. Previously, he served as President and Chief Executive Officer of CompuServe Incorporated from 1990 to June 1995. Mr. Cox joined CompuServe in 1979 and has served as Vice President, Product Management and as Executive Vice President of CompuServe's Information Services Division. He is also a director of Huntington National Bank.


Ronald W. Dollens

     [PHOTO] Mr. Dollens is President, Chief Executive Officer and a Director of the Company. Previously, he served as President of Lilly's Medical Devices and Diagnostics ("MDD") Division from 1991 until 1995. Mr. Dollens served as Vice President of Lilly's MDD Division and Chairman of the Company's subsidiary, Advanced Cardiovascular Systems, Inc. ("ACS") from 1990 to 1991. He also held the position of President and Chief Executive Officer of ACS. Mr. Dollens joined Lilly in 1972. Mr. Dollens currently serves on the boards of Beckman Coulter, Inc., the Eiteljorg Museum, the Health Industry Manufacturers Association (Chairman), St. Vincent Hospital Foundation, and the Indiana State Symphony Society Board. He is also the President of the Indiana Health Industry Forum.

Enrique C. Falla

     [PHOTO] Mr. Falla is a Senior Consultant for The Dow Chemical Company. Previously, he was an Executive Vice President from 1991 to 1997. He has also served as Chief Financial Officer. He joined The Dow Chemical Company in 1967 and is a member of the Finance and Investment Policy Committees. Mr. Falla is a director of The Dow Chemical Company and is a member of the Board of Trustees of the University of Miami.


Michael Grobstein

     [PHOTO] Mr. Grobstein served as Vice Chairman, Ernst & Young LLP from 1984 until 1993, and as Vice Chairman, Ernst & Young International from 1993 until his retirement in 1998. He joined Ernst & Young in 1964, and was admitted to partnership in 1975. Mr. Grobstein is a director of the Central Park Conservancy and the Coro Foundation.


J. B. King

     [PHOTO] Mr. King is Vice President, General Counsel and a Director of the Company. Mr. King also acts as counsel to the law firm of Baker & Daniels, which provides legal services to the Company. He previously was Vice President and General Counsel for Lilly, a position he held from 1987 until he retired in 1995. Before joining Lilly, Mr. King was a partner and chairman of the management committee of Baker & Daniels. Mr. King is a director of the Indiana Legal Foundation, IWC Resources, Inc., and the James Whitcomb Riley Memorial Association.


Susan B. King

     [PHOTO] Ms. King is the Leader in Residence and Chair of the Board of Advisors for the Hart Leadership Program at Duke University, a position she has held since January 1995. Prior to assuming this position, she served as Senior Vice President, Corporate Affairs for Corning Incorporated from 1992 to December 1995. Ms. King served as President for its Steuben Glass Division from 1987 to 1992. She joined Corning Incorporated in 1982. She also served as Chair of the U.S. Consumer Product Safety Commission from 1978 to 1981. Ms. King is a director of The Coca-Cola Company and the Health Effects Institute. She is also a Trustee for the Eurasia Foundation, the National Public Radio Foundation and Duke University.

J. Kevin Moore

     [PHOTO] Mr. Moore is Senior Vice President and Chief Operating Officer of the Carolinas Medical Center, having first held the position of Vice President since 1997. Previously, Mr. Moore was Associate Chief Operating Officer for Duke University Medical Center from March 1994 to 1997. Prior to assuming that position, he served as Assistant Director, Surgical Private Diagnostic Clinics, and Adjunct Associate Professor, Graduate School of Health Administration, from April 1989 to March 1994. Mr. Moore served as Assistant Director for Duke Hospital from May 1988 to April 1989 and he served as Director of Management Services, Medical Center Administration, and Adjunct Assistant Professor, Graduate School of Health Administration, from May 1984 to April 1988. Mr. Moore is a director of the American Red Cross Regional Chapter.


Mark Novitch, M.D.

     [PHOTO] Dr. Novitch joined George Washington University Medical Center as Professor of Health Care Sciences in 1994 and became Adjunct Professor in 1997. Prior to joining George Washington University Medical Center, he retired as Vice Chairman of the Board and Chief Compliance Officer of The Upjohn Company in December 1993. Prior to joining Upjohn in 1985, Dr. Novitch was Deputy Commissioner of the federal Food and Drug Administration ("FDA") from 1981 until 1985. He served as Acting Commissioner of the FDA from 1983 to 1984. Dr. Novitch is currently serving a five-year term as a Trustee and Past President of the U. S. Pharmacopeial Convention. Dr. Novitch is a director of Alteon, Inc., Calypte Biomedical, Inc., Neurogen Corporation, Osiris Therapeutics, Inc., and Kos Pharmaceuticals, Inc.


Eugene L. Step

     [PHOTO] Mr. Step served as Director, Executive Vice President, President of the Pharmaceutical Division and a member of the Executive Committee of Lilly until his retirement in 1992. He joined Lilly in 1956. Mr. Step is a director of Cell Genesys, Inc., Medco Research, Inc., Pathogenesis, Inc., Scios-Nova, Inc., and DBT Online, Inc.


Ruedi E. Wager,Ph.D.

     [PHOTO] Dr. Wager is Chief Executive Officer of Centeon L.L.C., a position he has held since February 1998. Centeon L.L.C. is a leading manufacturer and distributor of blood plasma and therapeutic proteins. Prior to assuming this position he was President and Chief Executive Officer of ZLB Central Laboratory Blood Transfusion Service SRC (a plasma fractionation business in Switzerland), a position he held since February 1994. He served as Senior Vice President at Sandoz Pharma Ltd. (a multinational pharmaceutical company) from March 1989 to January 1994. From January 1993 to January 1994, Dr. Wager served as Head of Corporate Project Management and member of the Executive Committee at Sandoz Pharma Ltd., and from March 1989 to December 1993, he served as Head of Worldwide Marketing and member of the Executive Committee at Sandoz Pharma Ltd. Dr. Wager joined Sandoz, Ltd. in 1973.

  During 1998, the Board of Directors of the Company held ten meetings. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which the director served.

Committees of the Board of Directors

  The Company's Board of Directors currently has four committees, the principal functions of which are described below.

  The Audit Committee is composed of Directors Falla (Chair), Moore and Wager. During 1998, the Audit Committee held four meetings. The Audit Committee annually recommends independent auditors for appointment by the Board of Directors, reviews the services to be performed by the independent auditors and receives and reviews the reports submitted by them. It also determines the duties and responsibilities of the internal auditors, reviews the internal audit program and receives and reviews reports submitted by the internal auditing staff.

  The Compliance Committee is composed of Directors Novitch (Chair), Clark, Dollens, Grobstein (effective May 1, 1999) and S. King. In 1998, the Compliance Committee held four meetings. The Compliance Committee reviews compliance with all applicable laws, regulations and internal procedures, with the exception of financial controls and the internal audit function.

  The Corporate Governance Committee is composed of Directors Cox (Chair), Cornelius, Moore and Step. In 1998, the Corporate Governance Committee held one meeting. The Corporate Governance Committee recommends to the Board of Directors the size and composition of the Board and proposes candidates for director to be recommended by the Board to the shareholders of the Company and oversees matters of corporate governance. The Corporate Governance Committee will consider nominees for the Board recommended by shareholders. Recommendations by shareholders for nominees should be forwarded to the Secretary of the Company and should identify the nominee by name and provide pertinent information concerning his or her background and experience. A shareholder recommendation must be received at least 120 days prior to the date of the Annual Meeting of Shareholders.

  The Management Development and Compensation Committee is composed of Directors Step (Chair), Falla, S. King and Novitch. During 1998, the Compensation Committee held two meetings. The Compensation Committee reviews succession planning, determines the compensation of executive officers and administers the Guidant Corporation 1998 Stock Plan (the "1998 Plan") and the 1994 Stock Plan (the "1994 Plan").

Ownership of Company Common Stock by Directors and Executive Officers

  The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors, the Named Executive Officers listed on page 9 and all directors and executive officers as a group, as of February 12, 1999.

                                                              Shares Owned
   Name of Individuals or Identity of Group                  Beneficially(1)
   ----------------------------------------                  ---------------
   Kim B. Clark, Ph.D.......................................        1,480(2,3)
   James M. Cornelius.......................................      648,986(4,5)
   Maurice A. Cox, Jr.......................................       24,600(3)
   Ronald W. Dollens........................................      306,817(6,7)
   Enrique C. Falla.........................................        8,944(3)
   A. Jay Graf..............................................       96,552(8,9)
   Michael Grobstein........................................            0
   J.B. King................................................      165,297(9,10)
   Susan B. King............................................        9,804(3)
   J. Kevin Moore...........................................        8,600(3)
   Mark Novitch, M.D........................................       12,604(3)
   Eugene L. Step...........................................        8,600(3)
   Richard M. van Oostrom...................................      236,849(9,11)
   Ruedi E. Wager, Ph.D.....................................       14,774(3)
   All directors and executive officers as a group (21
    persons)................................................    1,836,289

--------

(1) Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and investment power with respect to the shares shown in the table to be owned by that person. No person listed in the table owns more than 0.21% of the outstanding common stock of the Company. All directors and executive officers as a group own 0.61% of the outstanding common stock of the Company. The shares shown do not include the following shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 12, 1999: Mr. Cornelius, 704,408 shares; Mr. Cox, 16,000 shares; Mr. Dollens, 814,736 shares; Mr. Falla, 16,000 shares; Mr. Graf, 319,386 shares; Mr. King, 305,610 shares; Ms. King, 16,000 shares; Mr. Moore, 8,000 shares; Dr. Novitch, 16,000 shares; Mr. Step, 16,000 shares; Mr. van Oostrom, 437,526 shares; Dr. Wager, 8,000 shares; and all directors and executive officers as a group, 4,166,870 shares. The shares shown include shares credited to the accounts of certain of those persons listed in the table under The Guidant Employee Savings and Stock Ownership Plan ("ESSOP") as of December 31, 1998, and the number of shares has been adjusted to reflect the two-for-one stock split which was effective in January, 1999.
(2) The shares shown for Dr. Clark include 600 shares held by the Clark Family Trust.
(3) Includes 880 shares of restricted stock granted pursuant to the Guidant Corporation 1996 Nonemployee Directors Stock Plan ("Directors Stock Plan"). The restrictions on these shares lapse on May 17, 1999.
(4) The Cornelius Family Foundation, Inc. owns 103,136 of those shown in the table, and he disclaims any beneficial ownership therein. The shares shown for Mr. Cornelius include 9,794 shares credited to his account under the ESSOP.
(5) Includes 50,000 shares of restricted stock granted pursuant to the 1998 Plan. The restrictions on these shares lapse on approximately one-third of the shares each year, beginning January 15, 2002.
(6) Mr. Dollens' children own 1,584 shares of those shown in the table, and he disclaims any beneficial ownership therein. The shares shown for Mr. Dollens include 61,597 shares credited to his account under the ESSOP.
(7) Includes 40,000 shares of restricted stock granted pursuant to the 1998 Plan. The restrictions on these shares lapse on approximately one-third of the shares each year, beginning on January 15, 2002.
(8) The shares shown for Mr. Graf include 43,728 shares credited to his account under the ESSOP.
(9) Includes 20,000 shares of restricted stock granted pursuant to the 1998 Plan. The restrictions on these shares lapse on approximately one-third of the shares each year, beginning on January 15, 2002.
(10) Mr. King's wife owns 4,000 shares of those shown in the table, and he disclaims any beneficial ownership therein. The shares shown for Mr. King include 5,825 shares credited to his account under the ESSOP.
(11) The shares shown for Mr. van Oostrom include 51, 985 shares credited to his account under the ESSOP and 150,000 shares held by the van Oostrom Family Trust.

  No director, nominee for director or executive officer is the beneficial owner of any securities of any of the Company's subsidiaries.

Principal Holders of Company Common Stock

  To the best of the Company's knowledge, the following are the only beneficial owners of 5% or more of the outstanding shares of common stock of the Company as of December 31, 1998:

                                                             Number of
 Name and Address                                              Shares   Percent
 ----------------                                            ---------- -------
1. AMVESCAP................................................. 34,615,588  11.49%
 11 Devonshire Square
 London, England EC2M 4YR
2. Fidelity Management and Research Corporation ............ 21,564,222   7.16%
 82 Devonshire St.
 Boston, MA 02109

  The information set forth above is based on copies of statements on Schedule 13G which were filed under the Securities Exchange Act of 1934, as amended, by the entities listed above and which were received by the Company.

Directors' Compensation

  On the date of each annual meeting of shareholders, each director who is not a salaried officer or employee of the Company currently receives as an annual retainer (i) a grant of an option to purchase 4,000 shares (split adjusted) of the Company's common stock at an option price equal to the fair market value on the date of grant and (ii) a grant of a number of shares of restricted stock determined by dividing $30,000 by the fair market value of a share of the Company's common stock on the date of grant, rounded up to the nearest increment of ten shares. The employee directors approved an increase in restricted stock to a total of $50,000 to be effective at the 1999 annual meeting of shareholders. The options have a ten year term and vest as of the next annual meeting of shareholders following the grant. The restrictions on the restricted stock also terminate as of the next annual meeting of shareholders following the grant. The grants are made pursuant to the terms of the 1996 Non-Employee Director Stock Plan. The Chair of each committee also receives an annual retainer fee of $2,000. In addition, each director who is not a salaried officer or employee of the Company receives a fee of $2,000 for attendance at each Board meeting and each committee meeting which is not held in conjunction with a Board meeting. Directors are reimbursed for reasonable expenses incurred in connection with attending Board and committee meetings.

Executive Compensation

 Summary Compensation Table

  The following Summary Compensation Table shows the annual compensation paid by the Company to the Company's Chief Executive Officer for 1998, and each of the four most highly compensated executive officers other than the Chief Executive Officer, who were serving as executive officers as of December 31, 1998 (the "Named Executive Officers"). The compensation of the Named Executive Officers is reported for each of the last three years.

                          Summary Compensation Table

                                                                           Long-Term
                                  Annual Compensation                     Compensation
                         -------------------------------------  --------------------------------
                                                                     Awards(1)         Payouts
                                                                -------------------- -----------
                                                                Number of Securities  Long-Term
Name and Principal                                Other Annual       Underlying       Incentive       All Other
Position                 Year  Salary   Bonus(2)  Compensation   Options Granted(3)  Plan Payout   Compensation(4)
------------------------ ---- -------- ---------- ------------  -------------------- -----------   ---------------
James M. Cornelius...... 1998 $650,200 $1,300,000   $   835           450,000                0         $71,522
 Chairman of the Board.. 1997  625,200    812,000         0           350,000                0          50,016
                                                                      150,000(5)
                         1996  625,200    562,500         0           500,000         $753,366(6)       38,385

Ronald W. Dollens....... 1998  426,000    680,000     2,222           288,000                0          46,860
 President and Chief
  Executive Officer..... 1997  387,240    362,500     9,947           224,000                0          30,979
                         1996  352,080    232,500         0           320,000          748,556(6)       24,729

J.B. King............... 1998  318,000    300,000    24,760           144,000                0          34,980
 Vice President and
  General Counsel....... 1997  300,000    145,000    13,896           112,000                0          21,142
                         1996  236,865     85,250         0           160,000          405,844(6)       19,449

A. Jay Graf............. 1998  300,000    300,000     7,720           144,000                0          33,000
 President, Cardiac
  Rhythm Management      1997  274,740    145,000       430           112,000                0          21,979
 Group.................. 1996  256,260     85,250    21,589           160,000          405,844(6)       19,938

Richard M. van Oostrom.. 1998  282,780    300,000   345,905(7)        144,000                0          31,106
 President of
  Operations, Europe,    1997  264,230    145,000   366,525(7)        112,000                0          21,142
 Middle East and Africa. 1996  246,480     85,250   377,804(7)        160,000          405,844(6)       19,449

-------
(1) During the years indicated, restricted stock was not awarded and stock appreciation rights were not granted.
(2) Represents amounts awarded in cash under the Guidant Corporation Economic Value Added (EVA(R)*) Bonus Plan (the "EVA Bonus Plan").
(3) Options to acquire Company common stock. The number of shares has been adjusted to reflect the two-for-one stock split which was effective in January 1999.
(4) Contributions by the Company to the executive's account in the ESSOP.
(5) An option to purchase 150,000 shares of the Company's common stock was granted to Mr. Cornelius to compensate him for the reduction in his expected retirement benefits that was an unanticipated consequence of the transition from Lilly. These options have a five year vesting period.
(6) Amounts paid in Company common stock (except for amounts paid in cash to satisfy federal income tax withholding requirements) in February 1997 under the Company's performance award program under the 1994 Plan for the period January 1, 1995 through December 31, 1996.
(7) Allowances paid for service outside the United States, consisting primarily of tax equalization payments, housing allowances and cost of living adjustments.
  *EVA(R) is a registered trademark of Stern Stewart & Co.

 Stock Option Grants

  The following table provides information on options to purchase Company common stock granted in 1998 to the Named Executive Officers pursuant to the 1998 Plan.

                 Option Shares Granted in Last Fiscal Year(1)

                               Individual Grants

----------------------------------------------------------------------------------------------
                             Number of    % of Total Option
                            Securities     Shares Granted   Exercise or             Grant Date
                            Underlying      to Employees     Base Price  Expiration  Present
Name                      Options Granted  in Fiscal Year   Per Share(2)    Date    Values(3)
----                      --------------- ----------------- ------------ ---------- ----------
James M. Cornelius......      450,000           5.8%           34.27      5/18/08   $4,866,750
Ronald W. Dollens.......      288,000           3.7%           34.27      5/18/08    3,114,720
J.B. King...............      144,000           1.9%           34.27      5/18/08    1,557,360
A. Jay Graf.............      144,000           1.9%           34.27      5/18/08    1,557,360
Richard M. van Oostrom .      144,000           1.9%           34.27      5/18/08    1,557,360

--------
(1) Stock appreciation rights were not granted during 1998, and the number of shares and the exercise price have been adjusted to reflect the two-for-one stock split which was effective in January, 1999.
(2) The fair market value of the Company's common stock on the date of grant. All of the options will become exercisable beginning on May 18, 2001.
(3) These values were established using the Black-Scholes stock option valuation model that was modified to include dividends. Assumptions used to calculate the Grant Date Present Value of these option shares were:
  (a) Expected Volatility--The average variance in the percent change in monthly closing stock price during the period from November 1995 through April 1998, which was 33.47%.
  (b) Risk Free Rate of Return--The assumed rate for a U.S. Treasury obligation having a term of 7 years during the month of grant based on the actual 5 and 10-year U.S. Treasury rates as published in the Federal Reserve Statistical Release, which was 5.30%.
  (c) Dividend Yield--The yield calculated by dividing the annualized dividend rate of the Company's common stock in the amount of $.025 per share by the fair market value of the stock on the date of grant, which resulted in an assumed dividend yield of 0.07%.
  (d) Time of Exercise--The expected average actual option term, which was 7 years.
  The disclosure above is required pursuant to executive compensation disclosure rules of the Securities and Exchange Commission. However, the Company does not believe that the Black-Scholes model, whether modified or not modified, or any other valuation model, is a reliable method of computing the present value of the Company's employee stock options. The value ultimately realized, if any, will depend on the amount that the market price of the stock exceeds the exercise price on the date of exercise.

 Stock Option Exercises and Option Values

  The following table contains information concerning Company stock options exercised during 1998 and stock options unexercised at the end of 1998 with respect to the Named Executive Officers.

  Aggregated Option Shares Exercised in Last Fiscal Year and Fiscal Year End
                                   Values(1)

                                                           Number of Securities      Value of Unexercised
                                                          Underlying Unexercised         In The Money
                                                          Options at Fiscal Year    Options at Fiscal Year
                                                                    End                     End(2)
                           Number of Shares     Value    ------------------------- -------------------------
Name                     Acquired on Exercise  Realized  Exercisable Unexercisable Exercisable Unexercisable
----                     -------------------- ---------- ----------- ------------- ----------- -------------
James M. Cornelius......       100,000        $2,503,125   804,408     1,116,668   $36,944,398  $28,890,809
Ronald W. Dollens.......           -0-               -0-   874,736       618,668    41,965,404   16,150,139
J.B. King...............           -0-               -0-   465,610       309,334    22,313,606    8,075,069
A. Jay Graf.............           -0-               -0-   439,386       309,334    21,077,800    8,075,069
Richard M. van Oostrom..           -0-               -0-   437,526       309,334    20,990,149    8,075,069

--------
(1) No stock appreciation rights were outstanding during 1998, and the number of shares and the exercise price have been adjusted to reflect the two-for-one stock split which was effective in January, 1999.
(2) Represents the amount by which the market price of the Company's common stock exceeded the exercise prices of unexercised options on December 31, 1998.

 Retirement Plan

                              Pension Plan Table

                                                       Years of Service
  Average Annual Earnings     ------------------------------------------------------------------
(Highest 5 of Last 10 Years)     5        10       15       20       25        30         35
----------------------------  -------- -------- -------- -------- -------- ---------- ----------
$  375,000..............      $ 25,421 $ 50,842 $ 76,263 $101,684 $127,105 $  152,526 $  177,947
   525,000..............        35,954   71,908  107,862  143,816  179,770    215,724    251,678
   675,000..............        46,487   92,974  139,461  185,948  232,435    278,922    325,409
   825,000..............        57,020  114,040  171,060  228,080  285,100    342,120    399,140
   975,000..............        67,553  135,106  202,659  270,212  337,765    405,318    472,871
 1,125,000..............        78,086  156,172  234,258  312,344  390,430    468,516    546,602
 1,275,000..............        88,619  177,238  265,857  354,476  443,095    531,714    620,333
 1,425,000..............        99,152  198,304  297,456  396,608  495,760    594,912    694,064
 1,575,000..............       109,685  219,370  329,055  438,740  548,425    658,110    767,795
 1,725,000..............       120,218  240,436  360,654  480,872  601,090    721,308    841,526
 1,875,000..............       130,751  261,502  392,253  523,004  653,755    784,506    915,257
 2,025,000..............       141,284  282,568  423,852  565,136  706,420    847,704    988,988
 2,175,000..............       151,817  303,634  455,451  607,268  759,085    910,902  1,062,719
 2,325,000..............       162,350  324,700  487,050  649,400  811,750    974,100  1,136,450
 2,475,000..............       173,883  345,766  518,649  691,532  864,415  1,037,298  1,210,181

  Certain of the executive officers of the Company participate in two defined benefit pension plans that have been established by the Company: the Guidant Retirement Plan (the "Retirement Plan") and the Guidant Excess Benefit Plan:
Retirement (the "Excess Plan"). The Retirement Plan is a tax-qualified plan that determines benefits under a formula that takes into account a participant's years of service through the date of the split-off from Lilly in September 1995 and average annual earnings with the Company. The Excess Plan is a non-qualified plan that provides the larger of the following two benefits after offsetting any benefit due from the Retirement Plan and the Guidant Retirement ESOP: a) a benefit which would otherwise be provided under the Retirement Plan formula but for the application of certain limitations on tax-qualified benefits under the Internal Revenue Code plus the benefit resulting from the Guidant Retirement ESOP or b) a benefit which would be provided under an alternative formula which considers all of the participant's years of service with the Company and average annual earnings with the Company. (It is this alternative formula which is illustrated in the above Pension Plan Table.)

  Messrs. Cornelius, Dollens, Graf and van Oostrom are entitled to receive retirement benefits under the Retirement Plan and the Excess Plan. The Pension Plan Table sets forth a range of annual retirement benefits for graduated levels of average annual earnings (consisting of Salary, Bonus and Long-Term Incentive Plan Payouts as set forth in the Summary Compensation Table on page
9) and years of service for the life of the retired employee, assuming retirement at age 65 with a 50% survivor income benefit. The amounts payable to the retired employee are reduced, however, for benefits payable under the Company's employee stock ownership plan and amounts payable under Lilly pension plans. The amounts shown in the table are not subject to reduction for Social Security benefits.

  The years of service credited to the applicable Named Executive Officers are: Mr. Cornelius, 31 years; Mr. Dollens, 26 years; Mr. Graf, 22 years; and Mr. van Oostrom, 28 years. Mr. Cornelius currently receives retirement benefits under Lilly pension plans. Mr. King is not eligible to receive any benefits under the Company's pension plans.

 Change-in-Control Severance Pay Plan

  The Company has adopted a change-in-control severance pay program ("Program") covering most employees of the Company and its subsidiaries, including the Company's executive officers. In general, the Program would provide severance payments and benefits to eligible employees and executive officers in the event of their termination of employment under certain circumstances within fixed periods of time following a change-in-control. A "change-in-control" would occur if 20% or more of the Company's voting stock were acquired by an entity other than the Company, a subsidiary, or an employee benefit plan of the Company. There are additional conditions that could result in a change-in-control event. The Program would not be subject to amendment by the Board, whether prior to or following a change-in-control, in any manner adverse to a participant without his or her prior written consent.

  Under the portion of the Program covering the Named Executive Officers, each would be entitled to severance payments and benefits in the event that his or her employment is terminated following a change-in-control (i) without "cause" by the Company; (ii) for "good reason" by the executive officer, each as defined in the Program; or (iii) for a limited period of time, for any reason by the executive officer. In such case, the executive officer would be entitled to a severance payment equal to three times his or her current annual cash compensation and bonuses, including performance awards. Additional benefits would include a pension supplement and full and immediate vesting of all stock options and other equity incentives. In the event that any payments made in connection with the change-in-control would be subject to the excise tax imposed under Section 4999 of the Code as a result of the aggregate compensation payments and benefits made to the individual, under the Program or otherwise, in connection with a change-in-control, the Company is obligated to make whole the individual with respect to such excise tax.

 Management Development and Compensation Committee Report

  The Management Development and Compensation Committee of the Company (the "Committee") consists of four non-employee and independent directors. The Committee is responsible for reviewing the compensation policies and practices of the Company, including for the Company's executive officers, and establishing the salaries of executive officers. The Committee also administers the 1994 Plan and 1998 Plan covering executive officers. The current Committee members are Mr. Step (Chair), Mr. Falla, Ms. King and Dr. Novitch.

  A. Executive Compensation Policy

  Overview. Until September 25, 1995, the Company was an 80.2% owned subsidiary of Lilly, and was a wholly owned subsidiary of Lilly prior to the consummation of the Company's initial public offering ("Offering") in December 1994. Accordingly, prior to 1997, the Committee adjusted the compensation policies of the Company to more accurately reflect the needs of the Company and to provide a gradual transition from Lilly's historical compensation policies. During 1998, the Committee believed that the Company's compensation policies accurately reflected the need for an increased emphasis on incentives for Company performance and recognized the increased responsibilities assumed by the Company's executives since the Company became independent from Lilly.

  Consistent with past practices, compensation programs for the Company in 1998, including those for executive officers, were designed to attract, retain and motivate highly talented individuals. In addition, the programs were designed to be cost-effective and to treat all employees fairly. To that end, the Company's compensation programs shared the following characteristics:

  . Compensation of the Company's employees, including that of executive officers, was based on the level of job responsibility, the individual's level of performance and the Company's performance. Members of senior management had a greater portion of their pay based on Company performance than other employees.

  . Compensation also reflected the value of the job in the marketplace. To retain the Company's highly skilled work force, the Company attempted to remain competitive with the pay of employers of a similar stature who compete with the Company for talent.

  . Compensation programs were developed and administered to foster the long-term focus required for success in a highly-competitive, innovation-based industry.

  The Committee believes that the Company's executive compensation program in 1998 reflected the fundamental principles described above and provided executives strong incentives to maximize Company performance and therefore enhance shareholder value. The program consisted of both annual and long-term elements. The Committee believes that the various components of compensation should be considered collectively in order to properly assess the appropriateness of the Company's program to the attainment of its objectives.

  In establishing the Company's total compensation, a variety of measures of historical and projected Company performance were considered. This review included such measures as sales, net income, stock price appreciation, product market shares, economic value added, sales and general administrative expenses as a percentage of net sales and total market value. This data formed the basis for the assessment of the overall performance and prospects of the Company that underpinned the judgment used in establishing total compensation ranges. In evaluating these factors, relative weights or rankings were not assigned to each factor. Rather, a subjective determination was made based on a collective consideration of all such factors.

  In 1998, the Company's total compensation package was compared with those of global medical device companies of comparable size and stature to the Company (the "Guidant Peer Group").

  The data generated from the Guidant Peer Group was used primarily as a benchmark to ensure that the Company's total compensation was within the broad range of comparative pay in the Guidant Peer Group. In some instances, it was recognized that compensation levels would require continued adjustment over time in order to fall within an acceptable range and to avoid an abrupt change. The Committee did not, however, target a specific position in the range of comparative data for each individual or for each component of compensation. Individual amounts were established in view of the comparative data and such other factors as level of responsibility, prior experience and the subjective judgment as to individual contribution. These factors were not assigned specific mathematical weights; rather, judgment and discretion were exercised in the information reviewed and the analysis considered.

  In 1998, the Company also periodically retained outside compensation and benefits consultants to assist in the evaluation of salary and incentive compensation programs for the Company's executive officers. Such independent consultants provided an additional measure of assurance that the Company's programs were reasonable and appropriate to the Company's objectives.

  The Committee believes that the Company's overall compensation program in 1998 was appropriate and competitive and that the compensation levels of the Company's executive officers were appropriate relative to the corporate performance and the compensation levels of persons in similar positions in the Guidant Peer Group.

  B. Elements of Compensation

  Annual Compensation. In 1998, annual compensation for the Company's executive officers consisted of two components--base salary and a cash bonus. Individual base salary increases are determined primarily by individual performance and comparison to marketplace data. Assessment of an individual's performance includes consideration of a person's impact on financial performance, as well as judgment, creativity, effectiveness in developing subordinates and a diverse organization, and contributions to improvement in the quality of the Company's products, services and operations. Cash bonuses are connected to economic value added milestones, which attempt to measure economic value created for shareholders. Cash bonuses in the future are at risk and determined by the attainability of economic value added targets. Economic value is created when the Company's net income exceeds the cost of the capital employed in the business. Subject to certain adjustments, capital is the net investment employed in the Company's operations which is calculated by subtracting current liabilities and cash from total assets. Currently, the Company utilizes a target weighted average after-tax cost of capital of 13 1/2%. Therefore, the size of bonuses varies directly with the amount by which after-tax operating profit exceeds the cost of capital.

  Long-Term Incentives. In 1998, stock options were utilized as a method of providing long-term incentives for many employees. In 1998, 1,534 employees of the Company received a stock option award. The Company believes that stock options emphasize the long-term focus necessary for continued success in the innovation-based medical device business. The Company has emphasized the importance of equity ownership by employees at all levels, particularly individuals in leadership roles, including executive officers, to ensure proper focus on shareholder value.

  The Committee believes that stock options are an important part of the performance-based compensation of the Company's management, including that of its executive officers. Stock options provide a strong incentive to increase shareholder value, since stock options have value only if the stock price increases over time. The Company's options, granted at the market price on the date of grant and with terms not to exceed 10 years, ensure that management and other employees and consultants are oriented to growth over the long term and not simply to short-term profits. In addition, the options create an incentive to remain with the Company for the long term because they carry a vesting period and, if not exercised, are forfeited if the employee leaves the Company before retirement. Options granted during 1998 to the executive officers of the Company contain a vesting provision where the options vest after a three-year period. During 1998, the Committee granted employees options to purchase approximately 7,870,850 shares of the Company's common stock at an option price of $34.27, as adjusted to reflect the Company's two for one stock split which was effective in January 1999. The exercise price for all options was the fair market value on the date of grant. The size of the grants was based on the recipient's level of responsibility and performance. The Committee also considered the size of previous option grants made to individuals and internal relativity.

  Deductibility Cap on Executive Compensation. Beginning in 1994, a new federal tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers of publicly held companies. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation, provided certain shareholder approval and other requirements are met. During 1998, the deductibility cap had an immaterial impact on the Company. At the present time, it is not known whether the deductibility cap will have an impact on the Company in 1999, although it is possible. However, the Company believes that options and performance awards granted previously under the 1994 Plan, which were disclosed in the Company's prospectus for the Offering, currently qualify for an exception to the rules governing the deductibility cap. The Company also believes that the 1998 Stock Plan will qualify future option grants for this exception and will allow the Committee to decide whether future performance award grants will qualify. The Committee decided, however, to not qualify the EVA(R) Bonus Plan as "performance-based compensation" at this time since to do so would have limited the Committee's flexibility in the administration of the plan. The Committee believes that flexibility is important in the administration of the EVA(R) Bonus Plan. The anticipated future loss of deductibility, if any, is expected to be immaterial. The Committee will continue to review the Company's executive compensation plans on a regular basis to determine what changes, if any, should be made as a result of the limitation on deductibility.

  C. Compensation of the Chairman and Chief Executive Officer

  In 1998, the compensation of James M. Cornelius, Chairman, and Ronald W. Dollens, President and Chief Executive Officer, consisted of the same components as for other senior executives -- base salary, bonus and stock options.

  In 1998, Mr. Cornelius' and Mr. Dollens' initial base salaries (at the annual rates of $650,200 and $426,000, respectively) were set so as to be within the middle range relative to persons in similar positions in the Guidant Peer Group. Their base salaries will be reviewed on 12-month cycles by the Committee. Mr. Cornelius' salary was increased approximately $25,000 in 1998 from 1997. Mr. Dollens' salary in 1998 was increased approximately $38,760 over 1997. The Committee believes that these increases were appropriate in light of the increased responsibilities undertaken by Mr. Cornelius and Mr. Dollens since the Company became independent from Lilly.

  For 1998, Mr. Cornelius and Mr. Dollens earned $1,300,000 and $680,000, respectively, under the EVA(R) Bonus Plan, which was paid in early 1999. Mr. Dollens elected to defer 50% of this bonus under the Company's deferred compensation plan. The increase in bonus payout for 1998 over 1997 reflects increased target bonus payouts for both Mr. Cornelius and Mr. Dollens. The target payouts were increased in order to place a greater emphasis on performance based compensation. The target payout was also increased in 1998, in part, as a result of the elimination of performance awards as part of compensation which became effective in 1997. For 1998, consistent with the goal of linking a greater portion of executive officer compensation to Company performance, Mr. Cornelius' and Mr. Dollens' total compensation program was structured such that if the Company achieved or exceeded certain EVA(R) targets, the performance-based bonus would represent a higher proportion of combined salary and bonus.

  In May, 1998, the Committee granted Mr. Cornelius and Mr. Dollens options to purchase 450,000 and 288,000 shares, respectively, of Company common stock at $34.27, the fair market value of the Company common stock on the date of grant (split adjusted). In determining the size of the grant, the Committee considered a number of factors, including option grants to other executive officers in similar positions in the Guidant Peer Group, the size of the option grant relative to grants received by other Company personnel and the responsibility of Mr. Cornelius and Mr. Dollens for the management of the Company, and considered various value estimations which the Committee determined were consistent with Mr. Cornelius' and Mr. Dollens' responsibilities to the Company. The Company also considered the size of previous grants of options to these individuals. The Committee believed the size of the grants was sufficient to give Mr. Cornelius and Mr. Dollens a substantial equity position that would provide appropriate incentives to increase long-term shareholder value. The value of the stock options granted to Mr. Cornelius and Mr. Dollens were both increased in 1998 over 1997. This increase was attributed to the Committee's desire to have a greater proportion of total compensation directly linked with value created for shareholders. Also, the stock option grants were increased to partially substitute for the performance awards that were discontinued effective in 1997.

  D. Adjustments for Economic Value Added Bonus

  Reported earnings for 1998 include special charges totaling $378.7 million associated with the settlement of litigation with C.R. Bard and Intermedics as well as expenses associated with the Company's 1998 acquisition of InControl and the 1997 acquisition of Neocardia. The incentive formulas under the Company's economic value added bonus were adjusted to eliminate the effect of the InControl and Intermedics charges which occurred late in the year. However, since the C.R. Bard and Neocardia transactions occurred in the first half of 1998, the value of these transactions, $88.7 million, was removed from net income but included as an asset for the purposes of calculating the economic value added bonus. The Committee generally believes that employees should not be penalized in the current year by the implementation of strategic business actions in the latter portion of the year which are designed to prepare the Company for enhanced competitiveness in the future. However, the assets will be included in the cost of capital charge in future economic value added calculations.

               Management Development and Compensation Committee

                            Eugene L. Step (Chair)

     Enrique C. Falla           Susan B. King            Mark Novitch, M.D.

Performance Graph

  The following performance graph compares the cumulative total shareholder return on the Company's common stock with Standard & Poor's 500 Stock Index and Standard & Poor's Health Care (Medical Products and Supplies) Index for the period beginning on December 13, 1994 (the date of the Offering) and ending on December 31, 1998. The graph is constructed on the assumption that $100 was invested on December 13, 1994 in each of the Company's common stock, Standard & Poor's 500 Stock Index and Standard & Poor's Health Care Index. The companies in the Standard & Poor's Health Care Index are the same companies in the Guidant Peer Group used by the Company's Management Development and Compensation Committee to compare compensation levels for the Company's executive officers. These companies are C.R. Bard, Bausch & Lomb, Baxter International, Becton, Dickinson, Biomet, Boston Scientific, Guidant, Medtronic and St. Jude Medical.

                    Comparison of Cumulative Total Return*
                      Among Guidant, S&P 500 Stock Index,
                           and S&P Health Care Index

                       [PERFORMANCE CHART APPEARS HERE]


                           12/13/94       1994       1995       1996       1997       1998
                           --------       ----       ----       ----       ----       -----
       Guidant               100          110        292        394        863        1,517
       S&P 500               100          103        141        174        232          268
       S&P Health Care       100          106        179        205        256          338

--------
 *Total return assumes reinvestment of dividends.

           2. PROPOSAL TO AMEND THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

  The Board of Directors has unanimously approved an amendment to the Company's Amended and Restated Articles of Incorporation ("Articles") which would increase the Company's authorized common stock from 500,000,000 to 1,000,000,000 shares. Currently, the total number of authorized shares is 550,000,000, consisting of 500,000,000 shares of common stock and 50,000,000 shares of preferred stock. Accordingly, the Company's total number of authorized shares would also be increased from 550,000,000 to 1,050,000,000.

  The language in Article 3 and the first sentence of Section 4(a) would be amended to read as follows:

    "3. The total number of authorized shares is 1,050,000,000.

     4. (a) Common Stock consisting of 1,000,000,000 shares."

The Board of Directors recommends that the shareholders approve the amendment by voting in favor of Proposal No. 2.

  On December 21, 1998, the Company authorized a two-for-one stock split to be effected in the form of a 100% stock dividend. The stock dividend was paid on January 27, 1999 to shareholders of record on January 13, 1999. As a result of that action, the number of authorized but unissued shares of common stock available to the Company for future use was reduced significantly. As of March 8, 1999, there were 301,927,483 shares of common stock issued and outstanding and an additional approximately 68,000,000 shares of common stock were reserved for issuance under the Company's stock plans. None of the preferred stock is outstanding.

  The proposed increase in the number of shares of authorized common stock will insure that shares will be available, if needed, for issuance in connection with stock splits, acquisitions, and other corporate purposes. The Board of Directors believes that the availability of the additional shares for such purposes without delay or the necessity for a special shareholders' meeting would be beneficial to the Company. The Company does not have any immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of common stock which would be authorized by the proposed amendment.

  No further action or authorization by the Company's shareholders would be necessary prior to the issuance of the additional shares of common stock unless required by applicable law or regulatory agencies or by the rules of any stock exchange on which the Company's securities may then be listed.

  The holders of any of the additional shares of common stock issued in the future would have the same rights and privileges as the holders of the shares of common stock currently authorized and outstanding. Those rights do not include preemptive rights with respect to the future issuance of any additional shares.

  As stated above, the Company has no immediate plans, arrangements, commitments or understandings with respect to the issuance of any additional shares of common stock which would be authorized by the proposed amendment. However, the increased authorized shares could be used to make a takeover attempt more difficult such as by using the shares to make a counter-offer for the shares of the bidder or by selling shares to dilute the voting power of the bidder. As of this date, the Board is unaware of any effort to accumulate the Company's shares or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

  The Articles contain certain other provisions that may be viewed as having possible anti-takeover effects. Under these provisions the Company's Board of Directors is divided into three classes, with approximately one-third of the members of the Board nominated for election each year. Thus, two annual meetings of shareholders are necessary for a majority shareholder to replace a majority of the incumbent directors. In addition, directors may be removed, with or without cause, only upon the affirmative vote of the holders of 80% of the outstanding voting power of the Company. The Articles further provide that, in certain situations, the affirmative vote of the holders of 80% of the Company's outstanding voting power is required to approve certain business transactions (such as mergers or sales of assets) involving another entity which beneficially owns 5% or more of the voting power of the Company. The current Articles also provide that the Board, when evaluating such transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Company and its shareholders, give due consideration to all relevant factors, including the effects on employees, suppliers and customers of the Company, communities in which offices or other facilities of the Company are located and any other factors a Director considers pertinent.

  On October 17, 1994, the Company adopted a Shareholder Rights Plan (the "Plan"). Under the terms of the Plan, all shareholders received, for each share owned, a preferred stock purchase right ("Right") entitling them to purchase from the Company one four-hundredth of a share of Series A Participating Preferred Stock at an exercise price of $10.88. The Company also authorized the issuance of a Right with respect to each share of common stock of the Company that becomes outstanding thereafter. The rights are not exercisable until after the date on which the Company's right to redeem has expired. The Company may redeem the rights for $0.0025 per right up to and including the tenth business day after the date of a public announcement that a person (the "Acquiring Person") has acquired ownership of stock having 10% or more of the Company's general voting power (the "Stock Acquisition Date"). The Plan provides that if the Company is acquired in a business combination transaction at any time after a Stock Acquisition Date, generally each holder of a Right will be entitled to purchase at the exercise price a number of shares of the acquiring company's common stock having a market value of twice the exercise price. The Plan also provides that in the event of certain other business combinations, certain self-dealing transactions, or the acquisition by a person of stock having 15% or more of the Company's general voting power, generally each holder of a Right will be entitled to purchase at the exercise price a number of shares of the Company's common stock having a market value of twice the exercise price. Any Rights beneficially owned by an Acquiring Person shall not be entitled to the benefit of the adjustments with respect to the number of shares described above. The Rights will expire on October 17, 2004, unless redeemed earlier by the Company.

  The Company also has 50,000,000 shares of authorized preferred stock which have not been issued. A total of 1,500,000 shares of the preferred stock have been designated as Series A Participating Preferred Stock and reserved for issuance pursuant to the Shareholder Rights Plan discussed above. The Board (subject to applicable laws or rules of regulatory agencies and requirements of stock exchanges) has the power to issue the existing preferred stock without further shareholder approval, with such rights as the Board deems advisable, including conversion rights, redemption rights, voting rights and liquidation rights. The stock could be issued to deter a takeover by establishing the terms of the existing preferred stock so as to make the takeover substantially more expensive. The preferred stock could also be issued with voting rights intended to make an acquisition of the Company more difficult.

  Approval of a majority of the Company's outstanding shares of common stock is required for adoption of the proposal to amend the Articles. If the proposal is adopted, the amendment will become effective upon the requisite filing under the Indiana Business Corporation Law. Abstention from voting on the proposed amendment and broker non-votes will have the practical effect of voting against the amendment since the affirmative vote of a majority of the Company's outstanding shares is required for adoption of the proposal. If not otherwise specified, properly executed proxies will be voted in favor of the proposal.

  The Board of Directors recommends that the shareholders vote FOR approval of the amendment to the Amended and Restated Articles of Incorporation.

           3. PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP as independent auditors for the Company for the year 1999. In accordance with the By-laws of the Company, this appointment will be submitted to the shareholders for ratification. Ernst & Young LLP served as the independent auditors for the Company in 1998. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they desire to do so.

  Ratification of this appointment requires that the number of votes cast in favor of ratification exceed the number of votes cast opposing ratification. Only votes cast for or against ratification will be counted, except that the accompanying proxy will be voted in favor of ratification in the absence of instructions to the contrary. Abstentions and broker non-votes will not change the number of votes cast for or against the proposal.

  The Board of Directors recommends that the shareholders vote FOR ratification of the appointment of Ernst & Young LLP as independent auditors for the year 1999.

                               4. OTHER MATTERS

  As of the date of this Proxy Statement, the management of the Company has no knowledge of any matters to be presented for consideration at the meeting other than those described in this Proxy Statement. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to those matters, and the persons named in the accompanying form of proxy intend to vote that proxy to the extent entitled in accordance with their best judgment. The Securities and Exchange Commission (the "SEC") has amended Rule 14a-4, which governs the use by the Company of discretionary voting authority with respect to shareholder proposals. SEC Rule 14a-4(c)(1) provides that, if the proponent of a shareholder proposal fails to notify the Company at least 45 days prior to the month and day of mailing the prior year's proxy statement, the proxies of the Company's management would be permitted to use their discretionary authority at the Company's next annual meeting of shareholders if the proposal were raised at the meeting without any discussion of the matter in the proxy statement. For purposes of the Company's 2000 Annual Meeting of Shareholders, this deadline is February 14, 2000.

  All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies primarily by mail, but directors, officers and other employees of the Company may also solicit in person, by telephone, by telegraph, or by mail. The Company may retain D. F. King & Co., Inc. to assist in the solicitation of proxies. If retained, the firm will solicit proxies by personal interview, telephone, telegraph, and mail. It is anticipated that the fee for those services will not exceed $10,000 plus reimbursement of customary out-of-pocket expenses.

  First Chicago Trust Company of New York has been retained to receive and tabulate proxies and to provide representatives to act as inspectors of election for the Annual Meeting.

 Shareholder Proposals for 2000 Annual Meeting.

  The date by which shareholder proposals must be received by the Company for inclusion in the proxy materials relating to the 2000 Annual Meeting of Shareholders is December 1, 1999.

                                          By order of the Board of Directors,

                                          Bruce J Barclay
                                          Secretary

March 30, 1999

                                [GUIDANT LOGO]

                          Request for Admittance Card
                              Guidant Corporation
                      1999 Annual Meeting of Shareholders
                             Monday, May 17, 1999
                                  10:00 a.m.

The 1999 Annual Meeting of Shareholders of Guidant Corporation will be held on Monday, May 17, 1999 at 10:00 a.m. at the Hilbert Circle Theatre in Indianapolis, Indiana.

If you plan to attend the meeting, please complete and return the Request for Admittance Card attached below. An admittance card will be sent to you and will be required to admit you to the meeting. If you plan to attend the meeting, you are encouraged to return this card by May 10, 1999, so that an admittance card can be mailed to you in time for the meeting.


                          Request for Admittance Card

Guidant Corporation
Annual Meeting of Shareholders             I plan to attend the meeting.
Monday, May 17, 1999, 10:00 a.m.    Please type or print clearly:
Indianapolis, Indiana

                                    -------------------------------------------
Please return this card only if     Name
you plan to attend the meeting.     -------------------------------------------
If you do not plan to attend,       Street Address
you only need to return the         -------------------------------------------
enclosed proxy. Even if you plan    CityState                          Zip Code
to attend the meeting, you are
encouraged to return the proxy.

An admittance card, directions to the Hilbert Circle Theatre in Indianapolis, Indiana, and suggested parking alternatives will be sent to all shareholders who indicate that they plan to attend the meeting. If you plan to attend, you are encouraged to return this card by May 10, 1999, so that an admittance card can be mailed to you in time for the meeting.

                                   NO POSTAGE
                                   NECESSARY
                                   IF MAILED
                                 IN THE UNITED
                                    STATES

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
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                              BUSINESS REPLY MAIL
                FIRST-CLASS MAIL PERMIT NO. 2659 INDIANAPOLIS IN

                       POSTAGE WILL BE PAID BY ADDRESSEE

    GUIDANT CORPORATION
    111 MONUMENT CIRCLE 2900
    INDIANAPOLIS IN 46209-6388

Proxy Card -- Front

                              GUIDANT CORPORATION
                        ANNUAL MEETING OF SHAREHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                     PROXY

          The undersigned hereby appoints J.M. Cornelius, J.B. King and R.W. Dollens, and each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the shares of Common Stock of GUIDANT CORPORATION held in the name of the undersigned at the close of business on March 8, 1999, at the Annual Meeting of Shareholders to be held on May 17, 1999 at 10:00 a.m. (local time), and at any adjournment thereof, with all the powers the undersigned would have if personally present, as set forth on the reverse side.

          This Proxy may also reflect shares held by employees or former employees of Guidant Corporation in The Guidant Employee Savings and Stock Ownership Plan ("ESSOP") or The Guidant Corporation Employee Stock Ownership Plan for Puerto Rico Affiliates ("ESOP"). With respect to those shares, if any, the undersigned hereby directs the trustee under the ESSOP or ESOP, as applicable, to vote the number of shares credited to the undersigned's account as set forth on the reverse side.



Change of Address:


----- ----------------------------

----- ----------------------------

----- ----------------------------

----- ----------------------------

----- ----------------------------

(If you have written in the above
space, please mark the
corresponding box on the reverse
side of this card.)

                CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                               -----------------
                                  SEE REVERSE
                                     SIDE
                               -----------------



--------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.


                              Guidant Corporation
                      1999 Annual Meeting of Shareholders

                 DATE: MAY 17, 1999

                 TIME: 10:00 A.M. (LOCAL TIME)

                PLACE: HILBERT CIRCLE THEATRE
                       45 MONUMENT CIRCLE
                       INDIANAPOLIS, INDIANA 46204

Proxy Card - Back


[X]   Please mark your votes as in this example

If this Proxy is properly executed and returned, the shares represented thereby will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, and 3.

The Board of Directors recommends a vote FOR each of the following:

                                 FOR      WITHHELD         Nominees:
1.  Election of Directors        [_]        [_]         1.  J. B. King
                                                        2.  S. B. King
                                                        3.  J. K. Moore
                                                        4.  R. E. Wager

    FOR, except vote withheld from the following nominee(s):


    ----------------------------------------------------------------------------
    INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided above.


2.  Approval of the Amendment to the Amended         FOR      AGAINST    ABSTAIN
    and Restated Articles of Incorporation           [_]        [_]        [_]


3.  Ratification of the appointment by the           FOR      AGAINST    ABSTAIN
    Board of Directors of Ernst & Young LLP          [_]        [_]        [_]
    as independent auditors for 1999.


4. In their discretion, upon such other matters as may properly come before the meeting, all in accordnace with the accompanying Notice and Proxy Statement.


If you would like us to change your address on our records, please           [_]
check this box and indicate your new address in the space provided on the other side of this card.


If you plan to attend the meeting, please check this box and return          [_]
the enclosed Request for Admittance Card.



------------------------------------------------------    ----------------------
Signature(s)                                              Date

Please sign exactly as name appears hereon. Joint owners should each sign. When signing in a representative capacity, please give full title. Your signature serves as acknowledgement of receipt of the accompanying Notice and Proxy Statement.